LOAN AGREEMENT


     LOAN AGREEMENT ("Agreement") dated as of March 19, 1998, is entered into by and between IAC HOLDINGS CORP. (the "Borrower"), a Delaware corporation having its principal place of business at 100 First Stamford Place, Stamford, CT 06902, and INTERNATIONAL MEZZANINE CAPITAL B.V., having an address at Herengracht 424, 1017 BZ Amsterdam, The Netherlands (the "Lender").

                              W I T N E S S E T H :

     WHEREAS, the Borrower is purchasing (the "Acquisition") all of the shares of Common Stock, $.10 par value (the "Common Stock"), of Industrial Acoustics Company, Inc. (the "Company") owned by Martin Hirschorn ("Seller") pursuant to a Stock Purchase Agreement dated as of January 26, 1998, as amended (the "Purchase Agreement"), between the Borrower and Seller and the Common Stock owned by certain other stockholders of the Company, as set forth on Schedule A to the Purchase Agreement, pursuant to separate purchase agreements (collectively with the Purchase Agreement, the "Acquisition Documents");

     WHEREAS, the Lender is willing to lend the Borrower sufficient funds to finance the Acquisition in part; and

     WHEREAS, the Borrower desires to borrow funds from the Lender to finance the Acquisition in part.

     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the Lender and the Borrower agree as follows:

SECTION 1.  LOAN.

     1.1 Loan. Subject to and upon the terms and conditions set forth herein, the Lender agrees to make a loan to the Borrower in an aggregate principal amount not to exceed $16,918,667 (the "Loan").

     1.2 Disbursement of Loan Proceeds. On the Closing Date, and subject to the satisfaction or waiver of all conditions precedent thereto as set forth in
Section 2, the Lender shall transfer to the Borrower, by wire transfer, in immediately available funds, the amount of the Loan (net of the fee specified in Section 3.4(a) and the fees and disbursements of


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Cahill Gordon & Reindel, counsel to the Lender) to an account designated by the
Borrower or as otherwise instructed by the Borrower.

SECTION 2.  CONDITIONS PRECEDENT.

     The obligation of the Lender to make the Loan hereunder is subject to the satisfaction or waiver, in the sole discretion of the Lender and its counsel, of each of the following conditions on or prior to the Closing Date:

     (a) Loan Documents. The Lender shall have received (i) each of the Loan Documents executed by each of the parties thereto; and (ii) such other documents, instruments and agreements in connection herewith as the Lender shall require, executed, certified and/or acknowledged by such parties as the Lender shall designate;

     (b) Charter Documents. The Lender shall have received copies of the Borrower's By-laws and Certificate or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of the Borrower;

     (c) Good Standing. The Lender shall have received a certificate of corporate status with respect to the Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the State of Delaware, which certificate shall indicate that the Borrower is in good standing in such state;

     (d) Authorizing Resolutions and Incumbency. The Lender shall have received a certificate from the Secretary of the Borrower attesting to (i) the adoption of resolutions of the Borrower's Board of Directors authorizing the borrowing of money from the Lender and execution and delivery of this Agreement and the other Loan Documents, and authorizing officers of the Borrower to execute this Agreement and the other Loan Documents, and (ii) the authenticity of signatures of such officers;

     (e) Fees. The Borrower shall have paid all fees payable by it on the Closing Date pursuant to this Agreement;

     (f) Officers' Certificate. The Lender shall have received a certificate of the President of the Borrower attesting to the accuracy of each of the representations and warranties of the Borrower set forth in this Agreement and the satis-


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faction or waiver of all conditions precedent to the funding of the Loan hereunder;

     (g) Acquisition. The Lender shall have received full, complete and accurate copies of the Acquisition Documents. The Acquisition Documents shall be satisfactory to the Lender and each of the Acquisition Documents required to be executed and delivered prior to the Closing Date shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in full force and effect. No term or provision of the Purchase Agreement shall have been modified, and no condition to the consummation of the transactions contemplated thereby shall have been waived, in either case, in a manner detrimental to the Borrower, by any of the parties thereto;

     (h) Equity Contribution. The Borrower shall have received a cash equity contribution of at least $10,170,231;

     (i) Representations and Warranties. Each of the representations and warranties set forth in Section 8 hereof shall be true and correct in all material respects as of the Closing Date; and

     (j) Other Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to the Lender and its counsel.

SECTION 3.  INTEREST RATE AND OTHER CHARGES.

     3.1 Interest. (a) The Borrower shall pay the Lender interest on the unpaid principal amount of the Loan for each Interest Period until the Loan has been paid in full at the rate per annum equal to LIBOR in effect for such Interest Period plus 3.50%.

     (b) Interest shall accrue from and including the Closing Date to but excluding the date of any repayment and shall be payable, in cash, on the last day of each Interest Period for the Loan (and, if an Interest Period exceeds three months in duration, on the last day of each three calendar month interval during such Interest Period), and upon any prepayment (to the extent accrued on the amount being prepaid), and at maturity (whether by acceleration or otherwise).


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     (c) The Lender shall determine the interest rate applicable to the Loan on each Interest Rate Determination Date and promptly after the establishment of any interest rate provided for herein or any change therein, the Lender will notify the Borrower thereof; provided, that the failure of the Lender to notify the Borrower shall not result in any liability of the Lender or affect the obligations of the Borrower hereunder or under the Note. If, as a result of the Lender's failure to so advise the Borrower, the Borrower has paid an incorrect amount of interest, (i) the Borrower shall, in the case of any underpayment of interest, promptly correct such payment upon request of the Lender or (ii) in the case of overpayment of interest by the Borrower, the Lender shall promptly credit the Borrower in the amount of such overpayment of interest.

     (d) The Borrower shall give the Lender written notice of the duration of each Interest Period selected by the Borrower to be applicable to the Loan. Each written notice shall be irrevocable and shall be effective only if received by the Lender not later than 11:00 a.m., New York City time, on the date that is three Eurodollar Business Days prior to the first day of such Interest Period.

     (e) All computations of interest hereunder shall be made on the actual number of days elapsed over a year of 365 days.

     (f) (i) Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by any governmental authority, excluding net income taxes that are imposed as a result of a present or former connection between the Lender and the jurisdiction or governmental authority imposing such tax (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received payment under, or enforced, this Agreement or any Note) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1(f)), the Lender receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such


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                                      -5-


deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (ii) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Lender evidence of payment thereof. In the case of any payment hereunder or under the Notes by the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower will furnish, or will cause such payor to furnish, to the Lender, at such address, an opinion of counsel acceptable to the Lender stating that such payment is exempt from Taxes. For purposes of this
Section 3.1(f), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

     (iii) The Lender shall, from time to time if requested in writing by the Borrower (but only so long as the Lender remains lawfully able to do so), provide the Borrower with Internal Revenue Service Form W-8, as appropriate (or any successor form prescribed by the Internal Revenue Service), certifying that the Lender is a non-U.S. person. If Internal Revenue Service Form W-8 requires the disclosure of information that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

     3.2 Default Interest Rate. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay the Lender interest on the daily outstanding balance of the Loan at a rate per annum which is two percent (2%) in excess of the rate which would otherwise be applicable thereto pursuant to
Section 3.1.

     3.3 Excess Interest. In no event whatsoever shall the interest rate and other charges charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that the Lender has received interest and other charges hereunder in excess of the highest permissible rate applicable thereto, the Lender shall promptly apply such excess to the Obligations in such order as the Lender shall determine in its discretion or refund the amount thereof to the Borrower, and the provisions


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hereof shall be deemed amended to provide for such permissible rate.

     3.4 Funding Fee. On the Closing Date, the Borrower shall pay to the Lender a Funding Fee in an amount equal to 3.0% of the aggregate principal amount of the Loan, which shall be deemed fully earned at the time of payment.

SECTION 4.  REPORTING REQUIREMENTS.

     So long as the Loan shall remain unpaid, the Borrower will furnish to the
Lender:

     4.1 Default Notice. As soon as possible and in any event within five business days after the Borrower obtains knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth the nature of such Default and the action that the Borrower has taken and/or proposes to take with respect thereto.

     4.2 Quarterly Financials. As soon as available and in any event within 45 days after the end of each quarter, commencing June 30, 1998, (i) Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income, retained earnings and cash flow of the Borrower and its Subsidiaries for the period commencing at the end of the previous quarter and ending with the end of such quarter, and commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding quarter and year to date period of the preceding fiscal year, all in reasonable detail and duly certified by the chief financial officer of the Borrower, and (ii) any additional information which the Lender may request.

     4.3 Annual Financials. As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated and consolidating statements of income, retained earnings and cash flow of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably acceptable to the Lender of independent public accountants of recognized standing reasonably acceptable to the Lender, to-


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gether with (i) a certificate of such accounting firm to the Lender stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof and (ii) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

     4.4 Accountants' Letters and Reports. (i) As soon as available and in any event prior to December 31 of each fiscal year of the Borrower, a letter from independent public accountants of recognized standing acceptable to the Lender, in a form acceptable to the Lender, but only if the Borrower is able to obtain such letter (as to which the Borrower shall have used its best efforts to so obtain), to the Lender, acknowledging that the Lender will rely upon the financial statements of the Borrower examined by, and the related reports of, such accountants for the succeeding fiscal year in determining whether to take action or refrain from taking action under the Loan Documents; and (ii) promptly upon receipt thereof, copies of all reports submitted to the Borrower or any of its Subsidiaries by any independent public accountants of the Borrower or any such Subsidiary in connection with each annual, interim or special audit of its financial statements made by such accountants, including the comment letter submitted by such accountants to management of the Borrower or any such Subsidiary in connection with their annual audit and any reports addressing accounting controls submitted by such accountants with respect to the Borrower or such Subsidiary.

     4.5 Plan Adoptions, Etc. Promptly after (i) the adoption or commitment to the adoption thereof, a copy of any new Plan, Multiemployer Plan or Welfare Plan of the Borrower or any of its Subsidiaries and (ii) any amendment or commitment to any amendment thereof, a copy of such amendment to any Plan, Multiemployer Plan or Welfare Plan of the Borrower or any of its Subsidiaries.

     4.6 ERISA Events and ERISA Reports. (i) Promptly and in any event within five Business Days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of the vice president


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and controller of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to
Section 4010 of ERISA, a copy of such records, documents and information.

     4.7 Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any such Plan.

     4.8 Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (form 5500 Series) with respect to each Plan.

     4.9 Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by the Borrower or any of its ERISA Affiliates in connection with any event described in clause (i) or (ii) above.

     4.10 Litigation. Promptly after the commencement thereof, notice of all actions, suits, claims, investigations (including, without limitation, any investigation from any regulatory agency and any reports resulting from such investigation), litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries or any of their properties that (i) could have a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby and any other information available to the Borrower or any of its Subsidiaries with respect to any of the foregoing that would enable the Lender to more fully evaluate such action, suit, investigation, litigation or proceeding.


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     4.11 Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

     4.12 Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by or given to the Borrower or any of its Subsidiaries under or pursuant to any Acquisition Document and, from time to time upon request by the Lender, such other information and reports regarding the Material Contracts as the Lender may reasonably request.

     4.13 Revenue Agent Reports. Within 20 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive or negative adjustments to the federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrower is a member aggregating $100,000 or more.

     4.14 Tax Certificates. Promptly, and in any event within five Business Days after the due date (with extensions) for filing the final federal income tax return in respect of each taxable year, a certificate (a "Tax Certificate"), signed by the chief financial officer of the Borrower, stating that the common parent of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrower is a member has paid to the Internal Revenue Service or other taxing authority, or to the Borrower, the full amount that such affiliated group is required to pay in respect of federal income tax for such year and that the Borrower and its Subsidiaries have received any amounts payable to them, and have not paid amounts in respect of taxes (federal, state, local or foreign) in excess of the amount they are required to pay.

     4.15 Environmental Conditions. Promptly and in any event within five Business Days after the occurrence thereof, notice of any condition or occurrence that results in noncompliance with any Environmental Law or Environmental Permit by the Borrower or any of its Subsidiaries or upon the Borrower


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learning of any such condition or occurrence caused by any Person occupying or operating any property owned, leased or operated by the Borrower or any of its Subsidiaries that is reasonably likely to result in Environmental Costs and Liabilities in excess of $50,000, or form the basis of an Environmental Action against the Borrower or any of its Subsidiaries that is reasonably likely to result in Environmental Costs and Liabilities in excess of $50,000, or cause any property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

     4.16 Minutes. Promptly after they are furnished or become available, copies of all minutes of meetings of the board of directors or any committee of the board of directors of the Borrower.

     4.17 Employment Compensation. Promptly after they are agreed to or entered into, copies of all compensation arrangements with any officer of the Borrower or its Subsidiaries.

     4.18 Other Information. Such other information with respect to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.

SECTION 5.  PRINCIPAL PAYMENTS AND PREPAYMENTS.

     5.1 Repayment. The Borrower shall pay to the Lender the principal amount of the Loan, less any principal prepayments made pursuant to the terms of this Agreement, on the earlier of (i) the Maturity Date or (ii) the date on which a Change of Control or Public Offering occurs.

     5.2 Prepayments. The Borrower may prepay the Loan in whole or in part at any time prior to the Maturity Date, without premium; provided, however, that any partial prepayments must be made in multiples of $1,000,000.00. Prepayments of the Loan may not be reborrowed. All prepayments of the Loan or any portion thereof shall be made together with the payment of all interest accrued on the amount repaid through the date of such prepayment.

     5.3 Notices. The Borrower shall give the Lender written notice of each prepayment of the Loan. Notices of prepayment shall be irrevocable and shall only be effective if re-


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ceived not later than 11:00 a.m., New York City time, on the date that is two
(2) Business Days prior to the date of the related prepayment. Each notice of prepayment shall specify the amount of the Loan to be prepaid and the date of prepayment.

     5.4 Payments Without Deductions. The Borrower shall pay principal, interest and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaims.

SECTION 6.  POWER OF ATTORNEY.

     The Borrower appoints the Lender and its designees as the Borrower's attorney, with the power to do all other things the Lender deems necessary or desirable to carry out the terms of this Agreement. The Borrower hereby ratifies, confirms and approves all acts of such attorney. Neither the Lender nor any of its designees will be liable for any acts or omissions or for any error of judgment or mistake of fact or law acting as the Borrower's attorney, except those arising from the gross negligence or willful misconduct of the Lender, its employees, agents or representatives. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and this Agreement and the Loan Documents have been terminated.

SECTION 7.  GENERAL REPRESENTATIONS AND WARRANTIES.

     The Borrower represents and warrants as follows:

     7.1 It (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed could not have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Borrower has been validly issued and is fully paid and nonassessable.

     7.2 Set forth on Schedule 7.2 hereto is a complete and accurate list of all Subsidiaries of the Borrower after giving effect to the Acquisition, showing (as to each such Sub-


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sidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, the number outstanding and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights. All of the outstanding capital stock of each such Subsidiary has been validly issued and is fully paid and nonassessable and all of the shares of such Capital Stock owned by the Borrower and/or one or more of its Subsidiaries specified on Schedule 7.2 are owned free and clear of all Liens. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed could not have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

     7.3 The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is or is to be a party, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's charter or bylaws, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower, any of its Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument referred to in the immediately preceding sentence, the violation or breach of which could have a Material Adverse Effect.


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     7.4 No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party, except for those that have been made or obtained, is required for (i) the due execution, delivery, recordation, filing or performance by the Borrower of this Agreement or any other Loan Document or for the consummation of the Acquisition or the other transactions contemplated hereby or thereby or (ii) the exercise by the Lender of its rights under the Loan Documents.

     7.5 This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

     7.6 The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     7.7 Neither the Borrower nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the repayment of the Loan by the Borrower nor the consummation of the other transactions contemplated hereby will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

     7.8 There exists no Default or Event of Default under this Agreement and no event occurring and continuing, or resulting from the Acquisition or any other transaction contemplated hereby or thereby or in connection herewith or therewith that constitutes a Default or Event of Default.

SECTION 8.  COVENANTS.

     So long as the Loan shall remain unpaid or any other Obligations owing hereunder shall remain unpaid, the Borrower agrees that, unless the Lender shall otherwise consent in writing:


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     8.1 Compliance with Laws, Etc. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA.

     8.2 Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors; provided that in any such case an adequate reserve is being maintained on the Borrower's or such Subsidiary's books in accordance with GAAP.

     8.3 Compliance with Environmental Laws. The Borrower will comply, and cause each of its Subsidiaries and use its best efforts to cause all lessees and other Persons occupying properties owned, operated or leased by Borrower and its Subsidiaries to comply, with all Environmental Laws and Environmental Permits during the term of the Loan; the Borrower will obtain and renew all necessary Environmental Permits for the operations of the Borrower and its Subsidiaries, including without limitation their manufacturing and the ownership or leasing of real property; and as required by any Environmental Law, any federal, state or local agency acting pursuant to any Environmental Law or at the reasonable request of the Lender, the Borrower will conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action to investigate, remove and clean up any Release of Hazardous Materials at any properties owned, operated or leased by the Borrower and its Subsidiaries.

     8.4 Maintenance of Insurance. The Borrower will maintain and cause each of its Subsidiaries to maintain such insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is satisfactory to the Lender.

     8.5 Preservation of Corporate Existence, Etc. The Borrower will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises.

     8.6 Visitation Rights. The Borrower will, at any time and from time to time, permit the Lender, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent public accountants.

     8.7 Preparation of Environmental Reports. At the reasonable request of the Lender from time to time during the term of the Loan, upon the acquisition of any additional properties or operations, or in the event of notification under
Section 4.17 shall provide to the Lender within 60 days after such request, at the expense of the Borrower, an environmental assessment report, which may, as relevant, include a Phase I environmental site assessment report and/or Phase II environmental site assessment as such is requested by the Lender, for all of its and its Subsidiaries' properties described in such request, prepared by an environmental consulting firm acceptable to the Lender. Without limiting the generality of the foregoing, if the Lender determines at any time that any such environmental assessment report will not be delivered within the time referred to above or if the quality of such report is not satisfactory to the Lender, the Lender upon written notice to the Borrower may retain an environmental consulting firm to prepare such report at the reasonable expense of the Borrower, and the Borrower hereby grants, and agrees to cause any Subsidiary that owns any property described in such request to grant, at the time of such request, to the Lender, such firm and any agents or representatives thereof authorization, subject only to the rights of tenants other than the Borrower or any Subsidiary, to enter onto its properties to undertake such an assessment.

     8.8 Keeping of Books. The Borrower will keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

     8.9 Maintenance of Properties, Etc. The Borrower will maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

     8.10 Compliance with Terms of Leaseholds. The Borrower will (i) make all payments and otherwise perform all obligations in respect of all leases of real property, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, in each case except to the extent that the failure to so act could not materially adversely affect the interest or rights of the Borrower or of the Lender in any manner and (ii) notify the Lender of any default by any party with respect to such leases and cooperate with the Lender in all respects to cure any such default, and cause each of its Subsidiaries to do all of the foregoing.

     8.11 Performance of Material Contracts. The Borrower will (i) perform and observe all of the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect and enforce each such Material Contract in accordance with its terms, in each case except to the extent that the failure to so act could not materially adversely affect the interest or rights of the Borrower or of the Lender in any manner, and take all such action to such end as may be from time to time reasonably requested by the Lender and (ii) upon the reasonable request of the Lender, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Borrower is entitled to make under such Material Contract, and cause each of its Subsidiaries to do all of the foregoing.

     8.12 Use of Loan Proceeds. The Borrower will use the proceeds of the Loan to fund the Acquisition and to pay fees and expenses in connection with the negotiation, drafting and execution of this Agreement, the other Loan Documents, the Acquisition Documents and the transactions contemplated hereby or thereby[, and for general corporate purposes].

     8.13 Performance Under Loan Documents. The Borrower will comply with all the terms and provisions of the Loan Documents.

     8.14 No Encumbrances. The Borrower shall not create, incur, assume or suffer to exist, or permit any of its

Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of their respective properties or assets of any character, whether now owned or hereafter acquired, including, without limitation, any capital stock or other equity interest owned by the Borrower or any Subsidiary, except for Permitted Liens.

     8.15 No Charter Amendments. The Borrower shall not amend or restate, or permit any of its Subsidiaries to amend or restate, its certificate of incorporation or bylaws if such amendment could be expected to have a Material Adverse Effect.

     8.16 No Accounting Changes. The Borrower shall not make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices that would be expected to have a Material Adverse Effect, except as required by GAAP.

SECTION 9.  TERM.

     9.1 Term. The term of this Agreement commences on the Closing Date and shall extend through the Maturity Date, unless earlier terminated as provided in
Section 6 or Section 10 or elsewhere in this Agreement.

SECTION 10.  EVENTS OF DEFAULT

     If any of the following events ("Events of Default") shall occur and be continuing:

     10.1 the Borrower shall fail to pay any principal of, or interest on, the Loan, or the Borrower shall fail to make any other payment under any Loan Document, in each case when the same becomes due and payable; or

     10.2 any representation or warranty made by the Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

     10.3 (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 4, 8.2., 8.3, 8.4, 8.5, 8.6, 8.7, 8.10, 8.11,
8.14, 8.15 or 8.16 of this Agreement or (ii) the Borrower shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of (x) the Borrower becoming aware of such failure and (y) written notice thereof shall have been given to the Borrower by the Lender; or

     10.4 the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness that is outstanding in a principal amount of at least $100,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of the Borrower or such Subsidiary, as the case may be, when the same becomes due and payable (whether by scheduled maturity required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

     10.5 the Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 10.5; or

     10.6 any one or more judgments or orders for the payment of money that, either individually or in the aggregate, exceed $100,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced properly by any creditor upon such judgments or orders or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, shall not be in effect; or

     10.7 any nonmonetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     10.8 any provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against the Borrower in any material respect (other than if such cessation shall be caused by the gross negligence or wilful misconduct of the Lender or a mandatory change of applicable law), or the Borrower shall so state in writing; or

     10.9 any Material Adverse Change occurs;

then, and in any such event, the Lender may, by notice to the Borrower, declare the Loan, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Loan, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

     The Lender shall also have all of its rights and remedies under applicable law.

SECTION 11.  DEFINITIONS.

     11.1 Defined Terms. The following terms shall have the definitions set forth below.

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by' and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "Board of Directors" means, with respect to any Person, the board of directors of such Person or any duly authorized committee of such board.

     "Business Day" means a day of the year on which banks are not required or authorized to close in New York City.

     Change of Control" shall be deemed to have occurred if (i) all or substantially all of the assets of the Borrower are sold to any Person or related group of Persons (other than a Person who is an Affiliate of the Borrower before giving effect to such transaction) as an entirety or substantially as an entirety in one transaction or a series of transactions,
(ii) the Borrower is merged or consolidated with or into another corporation or another corporation is merged into the Borrower with the effect that the Controlling Shareholders hold less than 50% in the aggregate of the total voting power entitled to vote in the election of directors, managers or trustees of the surviving corporation of such merger or consolidation, (iii) at any time the Controlling Shareholders hold less than 50% in the aggregate of the total voting power of the Borrower in respect of the matters described in clause (ii) above or (iv) the Borrower is liquidated or dissolved.

     "Claims" has the meaning specified in the definition of "Environmental Action."

     "Closing" means the funding of the Loan by the Lender pursuant to this Agreement.

     "Closing Date" means the date of the Closing.

     "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

     "Controlling Shareholders" means International Mezzanine Investment N.V. and its Affiliates.

     "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

     "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of noncompliance or violation, investigation, proceeding, consent order or consent agreement involving Borrower or its Subsidiaries relating in any way to any Environmental Law or any Environmental Permit (collectively, "Claims"), including, without limitation, (a) any Claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law or (b) any Claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment or (c) any investigation, monitoring, removal or remedial activities by the Borrower or any of its Subsidiaries, whether or not such activities are carried out voluntarily.

     "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses incurred by the Borrower or its Subsidiaries (including without limitation, fees, disbursements, and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, and remedial action arising from or under any Environmental Law, Environmental Action or any agreement or contract of the Borrower or its Subsidiaries with any other Person pertaining to any Environmental Law or Environmental Permit).

     "Environmental Law" means any federal, state or local law, statute, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1751 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. 3803 et seq., the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. 2701 et seq., the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. 1101 et seq., in each case as amended from time to time.

     "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

     "ERISA Affiliate" means any corporation or trade or business that is or was
(i) a member of the controlled group of the Borrower, or under common control with the Borrower, within the meaning of Sections 414(b) or (c) of the Internal Revenue Code or (ii) a member of an affiliated service group within the meaning of Section 414(m) of the Internal Revenue Code or a member of the controlled group of the Borrower within the meaning of Title IV of ERISA.

     "ERISA Event" means:

          (a) (i) the occurrence of a reportable event, within the meaning of
     Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of
     Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

          (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

          (c) the cessation of operations at a facility of Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA;

          (d) the complete or partial withdrawal by Borrower or any of its ERISA Affiliates from a Multiemployer Plan or a Multiple Employer Plan during a plan year;

          (e) the failure by the Borrower or any of its ERISA Affiliates to make a payment to a Plan required under Section 302(e) of ERISA;

          (f) the conditions for imposition of a Lien in favor of a Plan under
     Section 302(f)(1) of ERISA shall have been met;

          (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or

          (h) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

     "Eurodollar Business Day" means a Business Day on which dealings in Dollar deposits are carried out in the relevant Eurodollar interbank market for determining LIBOR.

     "Events of Default" has the meaning specified in Section 10.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time and consistently applied.

     "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing polychlorinated biphenyls and radon gas, (b) any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any Environmental Law and (c) any other substance that is regulated under any Environmental Law.

     "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

     "Interest Period" means, with respect to the Loan, each period commencing on and including the Closing Date or the last day of the next preceding Interest Period with respect to the Loan, and ending on (but excluding) the same day in the first, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 3.1(d) of this Agreement (or in the third calendar month thereafter if the Borrower fails to so select the duration of any Interest Period), except that each such Interest Period that commences on the last Eurodollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurodollar Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) each Interest Period that would otherwise end on a day that is not a Eurodollar Business Day shall end on the next succeeding Eurodollar Business Day, except that if such next succeeding Eurodollar Business Day falls in the next succeeding calendar month, such Interest Period shall end on the next preceding Eurodollar Business Day; and
(ii) no Interest Period shall have a duration of less than one month.

     "Interest Rate Determination Date" means the second Eurodollar Business Day prior to the first day of the relevant Interest Period.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

     "LIBOR" means, with respect to any Interest Period, the rate per annum equal to the rate at which U.S. Dollar deposits approximately equal in principal amount to the outstanding principal amount of the Loan on the Interest Rate Determination Date and for a maturity comparable to such Interest Period are offered in the London interbank market as set forth on the Reuters Screen LIBO Page (or any equivalent successor to such page) at approximately 11:00 a.m., Lon-don time, on the Interest Rate Determination Date; provided that if more than one such offered rate appears on the Reuters Screen LIBOR Page (or any equivalent successor to such page), the rate for such Interest Period shall be the arithmetic mean (rounded upward to the nearest 1/16th of 1.00%) of such offered rates; provided, however, that if such rate is not available at 11:00 a.m., London time, on the Interest Rate Determination Date for such Interest Period on the Reuters Screen LIBOR Page (or any equivalent successor to such page), then LIBOR for such Interest Period shall be the arithmetic mean (rounded upward to the nearest 1/16th of 1.00%) of the interest rates per annum at which deposits in amounts approximately equal in principal amount to the outstanding principal amount of the Loan on the Interest Rate Determination Date and for a maturity comparable to such Interest Period are offered by the Reference Lender at approximately 11:00 a.m., London time, on the Interest Rate Determination Date; and provided, further, that if the Reference Lender is not so quoting interest rates, then LIBOR for such Interest Period shall be deemed to be the same as LIBOR for the next preceding Interest Period.

     "Lien" means any lien, security interest, mortgage, deed of trust, pledge, set off or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property whether now existing or hereafter created, acquired or arising.

     "Loan Documents" means, collectively, this Agreement, the Note, any other note or notes executed by the Borrower and payable to Lender, and any other agreement entered into in connection with this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements or supplements of or to any of the foregoing.

     "Margin Stock" has the meaning specified in Regulation U.

     "Material Adverse Change" means, with respect to the Borrower or any Subsidiary, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, together with its Subsidiaries, taken as a whole.

     "Material Adverse Effect" means, with respect to the Borrower or any Subsidiary, any material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, together with its Subsidiaries, taken as a whole, (b) the rights and remedies of the Lender under any Loan Document or (c) the ability of such Person to perform its Obligations under any Loan Document to which it is or is to be a party.

     "Material Contract" means, with respect to any Person, each contract to which such Person is a party that is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, other than any such contract that may be terminated in the ordinary course of business and in accordance with its terms by any party thereto upon no more than 30 days' notice and without penalty of any kind.

     "Maturity Date" shall mean the second anniversary of the Closing Date.

     "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and at least one other Person or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or was to be terminated.

     "Note" shall mean that certain Promissory Note or Notes, dated of even date herewith, in the form attached hereto as Exhibit A, in the original aggregate principal amount of $16,918,667, of the Borrower and payable to the Lender, evidencing amounts outstanding under the Loan, as the same may be amended, extended, renewed, restated or replaced from time to time.

     "Obligations" means all present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by the Borrower to the Lender, whether evidenced by this Agreement, any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by the Lender in the Borrower's debts owing to others), absolute or contingent, due or to become due, and all interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to the Borrower hereunder or under any other agreement with the Lender.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

          (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 8.2;

          (b) Liens imposed by law, such as warehousemen's, materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that
     (i) are not overdue for a period of more than 30 days and (ii) either individually or when aggregated with all other Liens outstanding on any date of determination, do not materially affect the use or value of the property to which they relate;

          (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations;

          (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

          (e) Liens of judgment creditors not otherwise constituting an Event of Default under Section 10.6;

          (f) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g) Liens existing on the date hereof; and

          (h) purchase money mortgages or security interests securing indebtedness representing the purchase price of assets acquired after the date hereof solely for the purpose of financing the acquisition of such assets, provided that each such Lien shall apply and attach only to the assets so purchased.

     "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Plan" means a Single Employer Plan or a Multiple Employer Plan.

     "Prohibited Transaction" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the Internal Revenue Code which is not exempt by reason of Section 4975(c)(2) of the Internal Revenue Code.

     "Public Offering" means shares of the Borrower's common stock are sold in an offering which is registered pursuant to the Securities Act of 1933, as amended, and such shares are listed on a stock exchange or quoted on a quotation system, in either case acceptable to the Lender.

     "Reference Lender" means the non-United States office or offices or the New York international banking facility of Citibank, N.A., as the Lender may select.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment.

     "Single Employer Plan" means, with respect to any Person, a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under
Section 4069 of ERISA in the event such plan has been or were to be terminated.

     "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation

(irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

     "Tax Certificate" has the meaning specified in Section 4.16.

     "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

     "Welfare Plan" means, with respect to any Person, a welfare plan, as defined in Section 3(1) of ERISA.

     "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

     11.2 Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with generally accepted accounting principles, consistently applied.

SECTION 12.  MISCELLANEOUS.

     12.1 Certain Waivers. All Obligations shall be payable by the Borrower as provided for herein and, in full, at the termination of this Agreement; the Borrower waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which the Borrower might otherwise be entitled.

     12.2 No Waiver by the Lender. The Lender's failure to exercise any right, remedy or option under this Agreement or any supplement or other agreement between the Lender and the Borrower or delay by the Lender in exercising the same will not operate as a waiver. No waiver by the Lender will be effective unless in writing and then only to the extent stated. No waiver by the Lender shall affect its right to require strict performance of this Agreement. The Lender's rights and remedies will be cumulative and not exclusive.

     12.3 Binding on Successor and Assigns. All terms, conditions, promises, covenants, provisions and warranties shall inure to the benefit of and bind the Lender's and the Borrower's respective representatives, successors and assigns.

     12.4 Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

     12.5 Amendments; Assignments. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by the Borrower and the Lender. The Borrower may not sell, assign or transfer any interest in this Agreement or any other Loan Document, or any portion thereof, including, without limitation, any of the Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. The Borrower hereby consents to the Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and the Loan, or of any portion hereof or thereof, including, without limitation, the Lender's rights, title, interests, remedies, powers and duties hereunder or thereunder. In connection therewith, the Lender may disclose all documents and information which the Lender now or hereafter may have relating to the Borrower or the Borrower's business. To the extent that the Lender assigns its rights and obligations hereunder to a third party, the Lender shall thereafter be released from such assigned obligations to the Borrower and such assignment shall effect a novation between the Borrower and such third party.

     12.6 Integration. This Agreement, together with the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby.

     12.7 Governing Law; Jurisdiction and Venue. (a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

     (b) Each of the parties to this Agreement agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the United

States District Court for the Southern District of New York, United States of America (the "District Court") or, if such court shall not have jurisdiction, a court of the State of New York, located in the Borough of Manhattan, City of New York (a "New York Court"), waives any objection which it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. Each of the parties hereby designates CT Corporation System as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon said agent at its office at 1633 Broadway, New York, New York 10019 (or at such other address in the United States as such agent may designate by written notice to the parties), and written notice of said service to such party as provided in Section 12.10 shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and shall be taken and held to be valid personal service upon such party, whether or not such party shall then be doing, or at any time shall have done, business within the State of New York, and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in such State, and waives all claim of error by reason of any such service.

     12.8 Survival. All of the representations and warranties of the Borrower contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties. No termination of this Agreement or of any guaranty of the Obligations shall affect or impair the powers, obligations, duties, rights, representations, warranties or liabilities of the parties hereto and all shall survive such termination.

     12.9 Evidence of Obligations. Each Obligation may, in the Lender's discretion, be evidenced by notes or other instruments issued or made by the Borrower to the Lender. If not so evidenced, such Obligation shall be evidenced solely by entries upon the Lender's books and records.

     12.10 Notices. Any notice required hereunder shall be in writing and addressed to the Borrower and the Lender at their addresses set forth at the beginning of this Agreement. Notices hereunder shall be deemed received on the earlier of receipt, whether by mail, personal delivery, facsimile, or otherwise, or three (3) days after deposit in the United States mail, postage prepaid.

     12.11 Brokerage Fees. The Borrower represents and warrants to the Lender that, with respect to the financing transaction herein contemplated, no Person is entitled to any brokerage fee or other commission and the Borrower agrees to indemnify and hold the Lender harmless against any and all such claims. 12.12 Captions. The Section titles contained in this Agreement are without substantive meaning and are not part of this Agreement.

     12.13 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Lender. Therefore, the Lender, if it so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     12.14 Counterparts; Telecopy Execution. This Agreement may be executed in any number of separate counterparts, each of which, when taken together, shall constitute one and the same agreement, admissible into evidence, notwithstanding the fact that all parties have not signed the same counterpart. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding affect of this Agreement.

     12.15 MUTUAL WAIVER OF RIGHT TO JURY TRIAL. THE LENDER AND THE BORROWER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (i) THIS AGREEMENT; OR (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN THE LENDER AND THE BORROWER; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF THE LENDER OR THE BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THE LENDER OR THE BORROWER; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

                  Borrower:

                                     IAC HOLDINGS CORP.


                          By:  /s/ James A. Read
                               -------------------------------
                               Name: James A. Read
                               Title: President


                  Lender:

                                     INTERNATIONAL MEZZANINE
                                       CAPITAL B.V.


                          By: /s/ Steven Khadavi
                              --------------------------------
                              Name:  Steven Khadavi
                              Title: Attorney-in-Fact

                                  SCHEDULE 7.2


                                  Subsidiaries

                       Industrial Acoustics Company, Inc.

                                                                       EXHIBIT A

                                 PROMISSORY NOTE

                               IAC HOLDINGS CORP.


U.S. $16,918,667                                        New York, New York
                                                        March 19, 1998


     FOR VALUE RECEIVED, IAC HOLDINGS CORP., a Delaware corporation (the "Borrower"), hereby promises to pay to INTERNATIONAL MEZZANINE CAPITAL B.V. (the "Lender") or its registered assigns, in lawful money of the United States of America in immediately available funds, on the dates and in the amounts set forth in the Agreement (as defined below), the aggregate principal sum of SIXTEEN MILLION NINE HUNDRED EIGHTEEN THOUSAND SIX HUNDRED SIXTY SEVEN U.S. DOLLARS ($16,918,667).

     The Borrower promises to pay interest on the aggregate unpaid principal amount hereof in like money from the date hereof until paid at the rates and at the times provided in the Agreement.

     This Note is the Promissory Note referred to in the Loan Agreement, dated as of March 19, 1998 (the "Agreement"), by and between the Borrower and the Lender, and is entitled to the benefits thereof and shall be subject to the provisions thereof. This Note is also entitled to the benefits of each of the Loan Documents (as defined in the Agreement). As provided in the Agreement, this
Note is subject to mandatory and voluntary prepayment, in whole or in part.

     If an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

     The Borrower hereby waives presentment, demand for payment, protest, notice of dishonor, and, except as expressly set forth in the Agreement, any and all other notices or demands of any kind in connection with the delivery, performance, default or enforcement of this Note.

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

                                      IAC HOLDINGS CORP.


                                      By:
                                          Name:
                                          Title:






                                      -2-